UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 13, 2008

FEDERAL HOME LOAN BANK OF SAN FRANCISCO
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51398	94-6000630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 California Street
San Francisco, CA 94108
(Address of principal executive offices, including zip code)

(415) 616-1000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

This Form 8-K/A amends the Form 8-K filed by the Federal Home Loan Bank of San Francisco (the "Bank") on November 18, 2008, to add information about the Committees of the Bank's Board of Directors ("Board") on which director Timothy R. Chrisman will serve in 2009.

The Bank's Board has appointed Mr. Chrisman to the Finance Committee of the Board. Mr. Chrisman is also Chairman of the Board for 2009. Additionally, this Form 8-K/A discloses Mr. Chrisman's compensation arrangement for 2009.

In accordance with Federal Housing Finance Agency regulations, Mr. Chrisman's compensation for service on the Bank's Board is subject to the Bank's 2009 Board of Directors Compensation and Expense Reimbursement Policy as follows:

Position	Annual Retainer	Maximum Annual Meeting Fees	Total Maximum Annual Compensation
Chairman	$42,000	$18,000	$60,000
Vice Chairman	$37,000	$18,000	$55,000
Committee Chair	$32,000	$18,000	$50,000
Director	$27,000	$18,000	$45,000

Retainers will be paid in six equal installments, after each regularly scheduled Board meeting. Additionally, each director will receive a fee of $3,000 for attending any portion of each of the six regularly scheduled two-day Board meetings.

In addition, the Bank reimburses directors for necessary and reasonable travel, subsistence, and other related expenses incurred in connection with the performance of their official duties. For expense reimbursement purposes, directors' "official duties" include:

  Meetings of the Board and Board committees,
  Meetings requested by the Federal Housing Finance Agency and Federal Home Loan Bank System committees,
  Meetings of the Council of Federal Home Loan Banks and its committees,
  Meetings of the Bank's Affordable Housing Advisory Council,
  Events attended on behalf of the Bank when requested by the President in consultation with the Chairman, and
  Other events attended on behalf of the Bank with the prior approval of the EEO-Personnel-Compensation Committee of the Board.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Federal Home Loan Bank of San Francisco

Date: February 4, 2009	By: /s/ Lisa B. MacMillen
Lisa B. MacMillen Executive Vice President and Chief Operating Officer